As filed with the Securities and Exchange Commission on February 17, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

KRYSTAL BIOTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	81-0930882 (IRS Employer Identification Number)

2100 Wharton Street, Suite 701 Pittsburgh, Pennsylvania (Address of principal executive offices)	15203 (Zip code)

2017 IPO Stock Incentive Plan

(Full title of the plan)

Krish S. Krishnan

Chief Executive Officer

Krystal Biotech, Inc.

2100 Wharton Street, Suite 701

Pittsburgh, Pennsylvania 15203

(Name and address of agent for service)

(412) 586-5830

(Telephone number, including area code, of agent for service)

Copies to:

John W. Campbell, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

The Plan reserved a total of 900,000 shares of the Registrant’s common stock for issuance when it was originally adopted and approved by the Registrant’s stockholders on September 5, 2017. The “evergreen” provision of the Plan provides that the maximum amount of shares of common stock authorized under the Plan shall be increased each calendar year by a number equal to four percent (4%) of the number of shares outstanding as of the last day of the immediately preceding calendar year. The Registrant initially registered 900,000 shares of its common stock reserved for issuance under the Plan on a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 22, 2017. The Registrant is registering an additional 1,004,367 shares that have been reserved for issuance pursuant to the “evergreen” provision of the Plan since January 2021 with the filing of this registration statement on Form S-8. The issuer previously registered 2,472,188 additional shares in January 2021 that were reserved for issuance pursuant to the “evergreen” provision of the Plan since September 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the persons participating in the Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which the Registrant has previously filed with the Commission, are hereby incorporated by reference into this registration statement.

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Commission on March 1, 2021;

2.

The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 filed with the Commission on May 10, 2021; the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended  June 30, 2021 filed with the Commission on August 9, 2021; and the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September  30, 2021 filed with the Commission on November 8, 2021;

3.

The Registrant’s Current Reports on Form 8-K filed with the Commission on January  4, 2021, February  2, 2021, February  5, 2021, May  24, 2021, July  7, 2021, September  16, 2021, November  29, 2021, December  3, 2021 and January 18, 2022;

4.

The sections of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 6, 2021 that are incorporated by reference to the Registrant’s Annual Report on  Form 10-K for the fiscal year ended December 31, 2020; and

5.

The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 333-220526) filed with the Commission on September 19, 2017, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws provides that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware. Provided, however, that the Registrant is not required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person, unless the proceeding was authorized by the Registrant’s board of directors.

In addition, the Registrant has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has purchased and intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A filed on September 14, 2017 (File No. 333-220085)).

5.1	Opinion of Morrison & Foerster LLP.

10.1	Krystal Biotech, Inc. 2017 IPO Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1/A filed on September 14, 2017 (File No. 333-220085)).

10.2	Form Krystal Biotech, Inc. 2017 IPO Stock Incentive Plan Notice of Stock Option Award (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1/A filed on September 14, 2017 (File No. 333-220085)).

23.1	Consent of Mayer Hoffman McCann P.C., independent public accounting firm.

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

107	Filing Fee Table

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 17th day of February, 2022.

Krystal Biotech, Inc.

By:	/s/ Krish S. Krishnan
Krish S. Krishnan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Krish S. Krishnan as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Krish S. Krishnan Krish S. Krishnan	President and Chief Executive Officer and Chairman (Principal Executive Officer)	February 17, 2022

/s/ Kathryn A. Romano Kathryn A. Romano	Chief Accounting Officer (Principal Financial Officer)	February 17, 2022

/s/ Suma M. Krishnan Suma M. Krishnan	Chief Operating Officer and Director	February 17, 2022

/s/ Kirti Ganorkar	Director	February 17, 2022
Kirti Ganorkar

/s/ Daniel S. Janney Daniel S. Janney	Director	February 17, 2022

/s/ Dino A. Rossi	Director	February 17, 2022
Dino A. Rossi

/s/ Julian Gangolli	Director	February 17, 2022
Julian Gangolli

/s/ E. Rand Sutherland	Director	February 17, 2022
E. Rand Sutherland

/s/ Christopher Mason	Director	February 17, 2022
Christopher Mason